Filed Pursuant to Rule 424(b)(5)

Registration No. 333-239419

SUPPLEMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED JANUARY 27, 2021

(To Prospectus dated July 2, 2020)

DIGITAL ALLY, INC.

3,250,000 Shares of Common Stock

Prefunded Common Stock Purchase Warrants to purchase up to 11,050,000 Shares of Common Stock

Common Stock Purchase Warrants to purchase up to 6,618,460 Shares of Common Stock

This Supplement No. 1 (“Supplement No. 1”) amends and supplements the prospectus supplement of Digital Ally, Inc. (the “Company”, “our”, “we” and “us”), dated January 27, 2021 (the “Prospectus Supplement”) to the prospectus dated July 2, 2020 (the “Prospectus”) forming a part of our registration statement on Form S-3 (File No. 333-239419) (the “Shelf Registration Statement”). This Supplement No. 1 is not complete without, and should be read in conjunction with, the Prospectus Supplement and the Prospectus and any future amendments or supplements thereto, each of which are to be delivered with this Supplement No. 1. This Supplement No. 1 amends only those sections of the Prospectus Supplement listed in this Supplement No. 1; all other sections of the Prospectus Supplement remain as is, subject to any updates, as applicable, as a result of the incorporation by reference of documents filed by us with the Securities and Exchange Commission (“SEC”) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the Prospectus Supplement. Terms used, but not defined, herein shall have the meanings ascribed to them in the Prospectus Supplement.

This Supplement No. 1 relates only to the offering of our currently outstanding common stock purchase warrants exercisable for up to an aggregate of 14,300,000 shares of common stock, par value $0.001 per share (“Common Stock”), issued to certain investors on February 1, 2021 (the “Existing Warrants”) in a registered direct offering that closed on February 1, 2021, and the shares of Common Stock that are issuable from time to time upon exercise of the Existing Warrants (the “Existing Warrant Shares”), which Existing Warrants and Existing Warrant Shares were offered pursuant to the Shelf Registration Statement of which the Prospectus Supplement forms a part. As of the date of this Supplement No. 1, none of the Existing Warrants have been exercised by the holders thereof (the “Holders”). We and the Holders have entered into a Warrant Exchange Agreement, dated August 19, 2021, pursuant to which we and the Holders have agreed to exchange and cancel a portion of the Existing Warrants with respect to the right to purchase up to an aggregate of 7,681,540 shares of Common Stock (the “Cancelled Existing Warrants”), resulting in the reduction in the number of shares of Common Stock exercisable under the Existing Warrants to 6,618,460 shares (the “Remaining Existing Warrants”), which Remaining Existing Warrants and Existing Warrant Shares underlying the Remaining Existing Warrants shall continue to be registered pursuant to the Shelf Registration Statement of which the Prospectus Supplement forms a part. The reason for the cancellation of the Cancelled Existing Warrants is to reduce the amount of the aggregate dollar value of all securities registered pursuant to the Shelf Registration Statement by approximately $24,965,000, creating more availability thereunder. In consideration for the Holders’ agreeing to the cancellation of the Cancelled Existing Warrants, we have agreed to issue to the Holders new unregistered common stock purchase warrants, in reliance upon the exemption from registration under Section 4(a)(2) under the Securities Act, exercisable for up to an aggregate of up to 7,681,540 shares of Common Stock (the “New Warrants”).

Accordingly, this Supplement No. 1 amends and supplements the Prospectus Supplement to (i) reflect the removal and de-registration of the Cancelled Existing Warrants and the 7,681,540 related Existing Warrant Shares from the Shelf Registration Statement and the Prospectus Supplement which forms a part thereof, in order to create additional capacity thereunder, (ii) supplement and amend those provisions of the Prospectus Supplement, as set forth in this Supplement No. 1, and (iii) make certain other consequential amendments. In particular, all references in the Prospectus Supplement to the Company’s registration of Existing Warrants to purchase up to 14,300,000 shares of Common Stock are hereby amended and restated to reflect the registration of the Remaining Existing Warrants and Existing Warrant Shares underlying the Remaining Existing Warrants pursuant to the Shelf Registration Statement and the Prospectus Supplement which forms a part thereof. In addition, the expiration date of the Remaining Existing Warrants has been extended until five (5) years and thirty (30) days after date of issuance of the New Warrants.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DGLY.” The last reported sale price for our Common Stock on Nasdaq on August 18, 2021 was $1.37 per share.

As of the date of the Prospectus Supplement and continuing as of the date of this Supplement No. 1, we were and are not now subject to the sale limitations described in General Instruction I.B.6 to Form S-3 because the “public float” (the market value of our Common Stock held by non-affiliates), as of each of such dates, was greater than $75,0000,000. In the event that any time during the effectiveness of the Registration Statement, of which this Supplement No. 1, Prospectus Supplement and Prospectus forms a part, we become subject to such sale limitations, as a result of the public float becoming less that $75,000,000 during any applicable 12-month period, we will not sell securities in a public primary offering with a value exceeding more than one-third of our public float.

All documents filed by the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, but not limited to, the Company’s most recently filed Annual Report on Form 10-K, Quarterly Reports on 10-Q and Current Reports on Form 8-K, are incorporated by reference into the Prospectus Supplement and this Supplement No. 1 (excluding any information not deemed “filed” with the SEC), and any additional filings or documents that the Company may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Supplement No. 1 are incorporated by reference into this Supplement No. 1 and the Prospectus Supplement (excluding any information not deemed “filed” with the SEC). Any statement contained in a previous filing or document filed with the SEC incorporated by reference hereby is deemed to be modified or superseded for purposes of this Supplement No. 1 to the extent that a statement contained in this Supplement No. 1 or in a subsequent filing or document incorporated by reference herein modifies or supersedes such statement, and any statement contained in this Supplement No. 1 and the Prospectus Supplement is deemed to be modified or superseded for purposes of this Supplement No. 1 to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes such statement.

You should read carefully this Supplement No. 1, the Prospectus Supplement, the Prospectus and the documents incorporated by reference into this Supplement No. 1, Prospectus Supplement and Prospectus before you invest.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 2 of this Supplement No. 1, page S-12 of the Prospectus Supplement, on page 11 of the Prospectus and the risk factors described in the documents incorporated by reference into this Supplement No. 1, the Prospectus Supplement and the Prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement No. 1, Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Placement Agent

division of Benchmark Investments, LLC

The date of this Supplement No. 1 is August 19, 2021

RISK FACTORS

Investing in in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this Supplement No. 1, Prospectus Supplement, Prospectus and in the documents that we incorporate by reference into this Supplement No. 1, Prospectus Supplement and Prospectus deciding to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this Supplement No. 1 and the Prospectus Supplement. Any of the risks and uncertainties set forth in this Supplement No. 1, Prospectus Supplement, Prospectus and in the documents that we incorporate by reference herein and therein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this Supplement No. 1 could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities. The risks described in this Supplement No. 1, Prospectus Supplement, Prospectus and in the documents that we incorporate by reference herein and therein are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. As a result, you could lose all or part of your investment.

Our insiders and affiliated parties beneficially own a significant portion of our shares of Common Stock.

As of the date of this Supplement No. 1, our executive officers, directors, and affiliated parties beneficially own approximately 7.0% of our shares of Common Stock, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our shares of Common Stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $90,014,500 at December 31, 2020, which includes our net losses of $2,625,881 for the year ended December 31, 2020, as compared to $10,005,713 for the year ended December 31, 2019. As of June 30, 2021, we had an accumulated deficit of $73,675,129, which includes net income of $16,339,371  for the six months ended June 30, 2021. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2020, however we noted an improvement in operating results during the six months ended June 30, 2021 . Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

2

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by COVID-19 has resulted in millions of infections and hundreds of thousands of deaths worldwide, as of the date of filing of this Supplement No. 1, and continues to spread across the globe, including throughout the law enforcement and commercial fleets channels in the United States, the major market in which we operate. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If COVID-19 worsens in the United States and Asia, or in any other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Although we have been deemed by the State of Kansas to be an “essential business”, our supply chain has been and continues to be disrupted and our customers, in particular our commercial customers, have been and continue to be significantly impacted, which has in turn reduced our operations and activities. Disruptive activities from COVID-19 could still include the temporary closure of our manufacturing facilities and those used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from Asia, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the virus and the actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of COVID-19. As a result, we cannot forecast with any certainty when the disruptions caused by such outbreak will cease to impact our business and the results of our operations. In reviewing our consolidated financial statements for the year ended December 31, 2020 and the quarterly period ended June 30, 2021, as well as the notes to such financial statements, which financial statements and notes are incorporated by reference to this Supplement No. 1, the Prospectus Supplement, the Prospectus and any supplement or amendment hereto, consider the additional uncertainties caused by the outbreak of COVID-19. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or address and treat its effects, among others.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2019, 2020 and to date in 2021 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during 2021, although we do expect our newly launched EVO-HD in-car system to gain traction in 2021 along with our new branded products within the ShieldTM disinfectant and cleanser line. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

3

We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $448,965 and $485,748 in research and development expenses during the three months ended March 31, 2021 and 2020, respectively, which represent a substantial expense in relation to our total revenues and net income. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement No. 1, Prospectus Supplement, Prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors”, contain “forward-looking statements” within the meaning of Section 21(E) of the Exchange Act and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Investors should review our subsequent reports filed with the SEC described in the sections of the Prospectus Supplement entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

4

Digital Ally, Inc.

3,250,000 Shares of Common Stock

Prefunded Common Stock Purchase Warrants to purchase up to 11,050,000 Shares of Common Stock

Common Stock Purchase Warrants to purchase up to 6,618,460 Shares of Common Stock

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT

Sole Placement Agent

division of Benchmark Investments, LLC

August 19, 2021